UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2009
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IMAGE ENTERTAINMENT, INC.
(Exact name of registrant as specified in its charter)
______________

Delaware	000-11071	84-0685613
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20525 Nordhoff Street, Suite 200, Chatsworth, California    91311
 (Address of principal executive offices)                                   (Zip Code)

Registrant's telephone number, including area code:  (818) 407-9100

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.         Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On December 15, 2009, Image Entertainment, Inc. (the Company) received a Nasdaq Staff Determination Letter (the Letter) from the staff of the Nasdaq Stock Market Listing Qualifications Department (the Staff).  The Letter indicated that the Company had not regained compliance in accordance with Listing Rule 5810(c)(3)(D) with the minimum market value of publicly held shares requirement for continued listing set forth in Listing Rule 5450(b)(2)(C) by December 14, 2009 in accordance with the Nasdaq Staff Deficiency Letter previously issued on September 15, 2009.  The Letter further indicated that, unless the Company requests a hearing to appeal the Staff's determination by December 22, 2009, trading of the Company’s common stock will be suspended from The Nasdaq Stock Market (Nasdaq) effective as of the opening of business on December 24, 2009 and a Form 25-NSE will be filed with the Securities and Exchange Commission that will remove the Company’s common stock from listing and registration on Nasdaq.

The Company currently intends to request a hearing before a Nasdaq Hearings Panel (the Panel) to appeal the Staff's delisting determination on or before December 22, 2009. A hearing would stay the suspension of the Company's common stock and the filing of the Form 25-NSE pending the issuance of the Panel's written decision.  Accordingly, so long as the Company requests a hearing by the deadline the Company’s common stock is expected to continue to be listed on The Nasdaq Global Market pending the conclusion of the appeal process. There can be no assurance that the Panel will grant the Company’s request for continued listing.

On December 18, 2009, we issued a press release announcing the receipt of the Letter and the Company’s current intention to appeal the Staff's delisting determination. The press release is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 8.01.         Other Events.

On December 15, 2009, we received a letter from Wachovia Capital Finance Corporation (Western) (the Agent), the agent for the lenders under our Loan and Security Agreement, as amended (Loan Agreement).  The letter notified us that due to the event of default under the Loan Agreement resulting from our default under our 8.875% amended and restated senior secured convertible note due August 30, 2011, (i) all obligations under the Loan Agreement will bear interest at the default rate, which is 2.0% per annum higher than the current borrowing rate of 4.0% per annum, and (ii) the Agent is establishing a reserve of $2.5 million that will reduce our borrowing availability from $5.6 million to $3.1 million as of December 15, 2009.  The letter further noted that the Agent and the lenders are presently evaluating whether to exercise any of their other available rights and remedies under the Loan Agreement, the related financing agreements or applicable law in response to the event of default.

This Form 8-K includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 relating to, among other things, the Company’s current intentions to appeal the Staff's delisting determination and the ability of the Company's common stock to continue to be listed on The Nasdaq Global Market.  These statements may be identified by the use of words such as “will,” “may,” “estimate,” “expect,” “intend,” “plan,” “believe.”  All forward-looking statements are based on management’s current expectations and involve inherent risks and uncertainties, including factors (some of which may be beyond the Company's ability to control or predict) that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations.  Such risks and uncertainties include, but are not limited to, failure to appeal the Staff's delisting determination and a decision by the Panel to not grant the Company's request for continued listing.  For details and a discussion of other risks and uncertainties, see “Forward-Looking Statements” and “Risk Factors” in the Company’s most recent Annual Report on Form 10-K, and the Company’s most recent Quarterly Reports on Form 10-Q.  Unless otherwise required by law, the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Item 9.01.          Financial Statements and Exhibits.

(d)       Exhibits.

Exhibit Number	Exhibit Description

99.1	Press Release dated December 18, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMAGE ENTERTAINMENT, INC.

Dated:	December 18, 2009	By:	/s/ Michael B. Bayer
Michael B. Bayer
Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release, dated December 18, 2009.